Exhibit 28 (j) (2) under Form N-1A
Exhibit 8 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 73 to the Registration Statement (Form N-1A, No. 333-128884) of Federated Hermes Managed Pool Series (formerly, Federated Managed Pool Series) and to the incorporation by reference of our report dated January 25, 2021 on Federated Hermes International Bond Strategy Portfolio (formerly, Federated International Bond Strategy Portfolio) (one of the portfolios constituting Federated Hermes Managed Pool Series (formerly, Federated Managed Pool Series)) included in its Annual Shareholder Report for the fiscal year ended November 30, 2020.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 25, 2021